Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements and the related prospectuses:

(1)	Registration Statement (Form S-8 No. 333-161079) of Stereotaxis, Inc. pertaining to the Stereotaxis, Inc. 2002 Stock Incentive Plan

(2)	Registration Statement (Form S-8 No. 333-197930) of Stereotaxis, Inc. pertaining to the Stereotaxis, Inc. 2009 Employee Stock Purchase Plan

(3)	Registration Statement (Form S-8 No. 333-197929) of Stereotaxis, Inc. pertaining to the Stereotaxis, Inc. 2012 Stock Incentive Plan

(4)

Registration Statement (Form S-3 No. 333-192606) of Stereotaxis, Inc. pertaining to the registration of up to $75 million of the Stereotaxis, Inc.’s common stock, preferred stock, debt securities, warrants, and/or units of our report dated March 16, 2015, with respect to the financial statements and schedule of Stereotaxis, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

St. Louis, Missouri

March 16, 2015